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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 4                                                Washington, D.C. 20549
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/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940
    INSTRUCTION 1(b).
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                 X    Director           10% Owner
    Byrne         Brendan             T.        Mack-Cali Realty Corporation (CLI)             ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)      below)
c/o Mack-Cali Realty Corporation                Person (Voluntary)         06/02
11 Commerce Drive
--------------------------------------------                            ------------------------------------------------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original       (Check Applicable Line)
                                                                           (Month/Year)       X  Form filed by One Reporting Person
                                                                                             ----
                                                                                                 Form filed by More than One
Cranford, New Jersey 07016                                                                   ----Reporting Person
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    (City)       (State)            (Zip)
                                                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                      (Month/     (Instr. 8)                                  Owned at         Direct      Bene-
                                      Day/                                                    End of           (D) or      ficial
                                      Year)    -------------------------------------------    Month            Indirect    Owner-
                                                Code    V       Amount    (A) or  Price       (Instr. 3        (I)         ship
                                                                          (D)                 and 4)           (Instr. 4) (Instr. 4)
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Common Stock                          6/24/02   M(1)             5,000       A    $17.25                           D
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Common Stock                          6/24/02   S(1)             5,000       D    $34.5198    600                  D
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* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                 SEC 1472  (02-02)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                           (Print or Type Responses)



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                             ----------------------------------------------------------

                                                              Code    V        (A)        (D)        Date      Expira-
                                                                                                     Exer-     tion
                                                                                                     cisable   Date

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Director Stock Option (Right to Buy)   $17.25       6/24/02   M(1)                        5,000     8/31/95    8/31/04
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
       -----------------------                    at End         (D) or
       Title         Amount or                    of             Indi-
                     Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Common Stock            5,000                       0            D
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Explanation of Responses:
(1) The reporting person obtained and sold the Common Stock as a result of the cashless exercise of Director Stock Options.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                      /s/ Brendan T. Byrne                   7/3/02
                     -----------------------------------  -----------
                       **Signature of Reporting Person       Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
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